Exhibit (d)(35)

AMENDED AND RESTATED SUB-SUBADVISORY AGREEMENT

FOR SCHRODERS GLOBAL MULTI-ASSET PORTFOLIO

THIS AMENDED AND RESTATED SUB-SUBADVISORY AGREEMENT (this “Agreement”) is made as of this 9th day of December, 2024, among BRIGHTHOUSE INVESTMENT ADVISERS, LLC (the “Adviser”), a Delaware limited liability company, SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC. (“SIMNA”), a Delaware corporation, and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED (“SIMNA Limited”), a United Kingdom private limited company, and amends and restates in its entirety that certain Sub-Subadvisory Agreement, dated as of April 23, 2012, by and among SIMNA and SIMNA Limited.

WITNESSETH

WHEREAS, the Adviser has retained SIMNA as its subadviser to render investment advisory services to Schroders Global Multi-Asset Portfolio (the “Portfolio”), a series of the Brighthouse Funds Trust I (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a Subadvisory Agreement dated August 4, 2017, as amended (the “Brighthouse Subadvisory Agreement”); and

WHEREAS, SIMNA desires to employ SIMNA Limited, an affiliate that is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment adviser, as its investment subadviser, and SIMNA Limited is willing to render investment sub-advisory services to SIMNA and the Adviser, subject to and in accordance with the terms and conditions of this Agreement and the Brighthouse Subadvisory Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, SIMNA and SIMNA Limited hereby agree as follows:

1. Appointment of SIMNA Limited. If, and only to the extent that, SIMNA delegates to SIMNA Limited any or all responsibilities of SIMNA under the Brighthouse Subadvisory Agreement pursuant to the terms thereof, SIMNA hereby employs SIMNA Limited, subject to the supervision of SIMNA and the Adviser, to manage the investment and reinvestment of the assets of the Portfolio so delegated by SIMNA (the assets of the Portfolio so delegated by SIMNA to SIMNA Limited, the “Sleeve”), subject to the control and direction of the Board of Trustees of the Trust (the “Board of Trustees”), on the terms and conditions set forth herein,. SIMNA Limited accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of SIMNA Limited.

(a) SIMNA Limited shall manage the investment and reinvestment of the Sleeve in accordance with the Brighthouse Subadvisory Agreement; continuously review, supervise and administer an investment program for the Sleeve; determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; provide the Portfolio (either directly or through SIMNA) with all records concerning the activities of SIMNA Limited that the Portfolio is required to maintain; and render or assist SIMNA in rendering regular reports to the Adviser and the Board of Trustees concerning the discharge of SIMNA Limited’s responsibilities hereunder. SIMNA Limited will discharge the foregoing responsibilities in compliance with (i) the investment objective, policies, and restrictions of the Portfolio set forth in the Trust’s registration statement (the “Registration Statement”) and Articles of Incorporation and Bylaws (collectively, the “Charter Documents”), as such Registration Statement and Charter Documents may be amended from time to time and delivered to SIMNA Limited, (ii) the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapter M and Section 817(h) of the Internal Revenue Code (“Code”), including but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder, (iii) any additional instructions, policies and guidelines that the Portfolio communicates in writing to SIMNA or SIMNA Limited, and (iv) applicable laws and regulations, including without limitation all applicable provisions of the 1940 Act, the rules and regulations thereunder and the interpretive opinions thereof of the staff of the SEC. SIMNA Limited agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein. SIMNA Limited shall bear its expenses of providing services pursuant to this Agreement, but shall not be obligated to pay any expenses of SIMNA, the Adviser, the Trust or the Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other financial instruments for the Portfolio; and (c) custodian fees and expenses.

(b) SIMNA Limited acknowledges and agrees that SIMNA is ultimately responsible for all aspects of providing to the Portfolio the services required of SIMNA under the Brighthouse Subadvisory Agreement. Accordingly, SIMNA Limited shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, SIMNA Limited shall, without limitation, (i) make its offices available to representatives of SIMNA for on-site inspections and consultations with the officers and applicable portfolio managers of SIMNA Limited responsible for the day-to-day management of the Sleeve, (ii) upon request, provide SIMNA with copies of all records it maintains regarding its management of the Sleeve, (iii) comply with the Trust’s written compliance policies and procedures pursuant to Rule 38a-1 under the 1940 Act, (iv) promptly provide to the Adviser and SIMNA copies of its annual compliance review report (or a summary of the process and findings), as well as copies of such items as third-party compliance audits, to the extent not subject to attorney-client privilege, (v) notify the Adviser and SIMNA promptly of any material non-routine investigation, proceeding or other similar formal disciplinary action from the SEC or other regulators or a Self-Regulatory Organization (“SRO”) relating to SIMNA Limited’s asset management business and any non-routine examination or inquiry from such regulators or SROs that could reasonably be expected to have a material effect on SIMNA Limited or the Sleeve , (vi) notify the Adviser and SIMNA promptly of any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) relating directly or indirectly to the Portfolio, the Trust, the Adviser, SIMNA or SIMNA Limited of which it is aware and actions taken in response to issues or items raised by the SEC, an SRO or other regulators, and (vii) report to SIMNA each calendar quarter and at such other times as SIMNA may reasonably request regarding (A) SIMNA Limited’s implementation of the Portfolio’s investment program and the Sleeve’s portfolio composition and performance, (B) any policies and procedures implemented by SIMNA Limited to ensure compliance with United States securities laws and regulations applicable to SIMNA Limited and the Portfolio, (C) the Sleeve’s compliance with the objective, policies, and limitations set forth in the Portfolio’s Charter Documents and any additional instructions, policies and guidelines that the Portfolio communicates to SIMNA or SIMNA Limited in writing and (D) such other matters as SIMNA may reasonably request.

(c) SIMNA Limited shall render such reports to the Board of Trustees, the Adviser and the Adviser’s Administrator as they may reasonably request from time to time concerning the investment activities of the Sleeve, including without limitation all material as reasonably may be requested by the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and agrees to review the Sleeve and discuss the management of the Sleeve with representatives or agents of the Board of Trustees, the Adviser and the Administrator at their reasonable request.

(d) SIMNA Limited shall (1) maintain procedures regarding the use of derivatives in the Sleeve, and (2) provide such certifications and reports regarding the use of derivatives in the Sleeve as may be reasonably requested by the Trust or the Adviser.

(e) In connection with the placement of orders for the execution of the portfolio transactions of the Sleeve, SIMNA Limited shall create and maintain all necessary records pertaining to the purchase and sale of securities and other financial instruments by SIMNA Limited on behalf of the Portfolio in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the SEC, SIMNA the Trust, the Adviser or any person retained by the Trust at all reasonable times. SIMNA Limited will furnish copies of such records to SIMNA, the Adviser or the Trust within a reasonable time after receipt of a request from any of SIMNA, the Adviser or the Trust. Where applicable, such records shall be maintained by SIMNA Limited for the periods and in the places required by Rule 31a-2 under the 1940 Act.

(f) SIMNA Limited shall, upon request, provide reasonable and good faith assistance in determining fair valuations for any securities or other investments/assets in the Sleeve for which current market quotations are not readily available or not reliable. The Adviser acknowledges that SIMNA Limited is not the valuation designee for the Portfolio for purposes of Rule 2a-5 under the 1940 Act and shall not be responsible for determining the fair value of any securities or other investments/assets in the Portfolio. SIMNA Limited acknowledges that it may from time to time receive in its capacity as agent for the Sleeve information that is relevant to valuation of securities or other investments/assets in the Sleeve and agrees to promptly provide any such information to the Adviser.

(g) SIMNA Limited will notify the Trust and the Adviser of (i) any assignment of this Agreement or change of control of SIMNA Limited, as applicable, and (ii) any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of SIMNA Limited, in each case prior to or promptly after, such change. SIMNA Limited agrees to bear all reasonable expenses of the Trust, if any, arising out of any assignment by, or change in control of SIMNA Limited and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of SIMNA Limited. In the case of an assignment of this Agreement or a change in control, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing and mailing information statements to existing shareholders of the Portfolio. In the case of changes in key personnel, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing and mailing any supplements to the prospectus to existing shareholders of the Portfolio if such changes involve personnel who are either the portfolio manager(s) of the Portfolio or senior management of SIMNA Limited identified in the prospectus or Statement of Additional Information.

3. Securities Transactions.

(a) Among its responsibilities, absent instructions from the Adviser to the contrary and to the extent provided in the Registration Statement, SIMNA Limited shall select the brokers or dealers that will execute purchases and sales of securities for the Sleeve provided such orders comply with Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to SIMNA or SIMNA Limited, and, to the extent applicable, consistent with Section 28(e) of the Securities Exchange Act of 1934.

(b) Subject to seeking the most favorable price and execution, the Board of Trustees, the Adviser or SIMNA may direct SIMNA Limited to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment. The Adviser acknowledges that, to the extent SIMNA Limited is directed to use only the specified brokers for the Portfolio, the Trust may pay higher commissions or other transaction costs or greater spreads, or receive less favorable net prices, on transactions for the Portfolio than would otherwise be the case if SIMNA Limited used other or multiple brokers.

(c) In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, SIMNA Limited shall not consult with any other subadviser to the Portfolio or any subadviser to any other portfolio of the Trust, other than SIMNA, or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions of the Portfolio in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

(d) SIMNA Limited will promptly communicate or assist SIMNA in communicating to the Adviser and the Board of Trustees such information relating to the portfolio transactions SIMNA Limited has directed on behalf of the Portfolio as SIMNA, the Adviser or the Board of Trustees may reasonably request.

(e) SIMNA Limited may, but is not obligated to, combine or “batch” orders for client portfolios to obtain best execution, to negotiate more favorable commission rates or to allocate equitably among SIMNA Limited’s and its affiliates’ clients differences in prices and commissions or other transaction costs that might have been obtained had such orders been placed independently. Under this procedure, transactions will be averaged as to price and transaction costs and typically will be allocated among SIMNA Limited’s and its affiliates’ clients in proportion to the purchase and sale orders placed for each client account on any given day. If SIMNA Limited cannot obtain execution on all the combined orders at prices or for transaction costs that SIMNA Limited believes are desirable, SIMNA Limited will allocate the securities SIMNA Limited does buy or sell as part of the combined orders by following SIMNA Limited’s order allocation procedures.

4. Compensation of SIMNA Limited. For the services to be rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not the Trust, the Portfolio, or the Adviser) will pay to SIMNA Limited at the end of each of month a fee equal to the amount set forth on Appendix A attached hereto. For clarity, SIMNA (and not the Trust, the Portfolio, or the Adviser) shall be obligated to pay SIMNA Limited fees hereunder for any period only out of and following SIMNA’s receipt from the Adviser of advisory fees pursuant the Brighthouse Subadvisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5. Compliance. SIMNA Limited agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to SIMNA or SIMNA Limited in writing including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. In accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), SIMNA Limited has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act and any rules thereunder by SIMNA Limited and its supervised persons. Further, SIMNA Limited reviews and shall continue to review, at least annually, its written policies and procedures and the effectiveness of their implementation and shall designate an individual (who is a supervised person) who is responsible for administering such policies and procedures. SIMNA Limited shall be subject to a written code of ethics adopted by it that conforms to the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act and shall not be subject to any other code of ethics, including the Adviser’s code of ethics, unless specifically adopted by SIMNA Limited.

6. Use of Names. SIMNA Limited hereby consents to the Portfolio being named the Schroders Global Multi-Asset Portfolio. The Adviser shall not use the name “Schroders” and any of the other names of SIMNA or SIMNA Limited or their affiliated companies and any derivative or logo or trade or service mark thereof, or disclose information related to the business of SIMNA or SIMNA Limited or any of their affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by SIMNA and SIMNA Limited; provided, however, that SIMNA and SIMNA Limited shall approve all uses of their names which merely refer in accurate terms to the appointment of SIMNA Limited hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. SIMNA Limited shall not use the name of the Trust, the Adviser or any of their affiliates in any material relating to SIMNA Limited in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its or the Trust’s name which merely refer in accurate terms to the appointment of SIMNA Limited hereunder or which are required by the SEC or a state securities commission; and, provided, further, that in no event shall such approval be unreasonably withheld.

The Adviser recognizes that from time to time directors, officers and employees of SIMNA Limited may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name Schroders or any derivative or abbreviation thereof as part of their name, and that SIMNA Limited or its affiliates may enter into investment advisory, administration or other agreements with such other entities.

7. Status of SIMNA Limited. The services of SIMNA Limited to SIMNA under this Agreement are not to be deemed exclusive, and SIMNA Limited will be free to render similar services to others so long as its services to SIMNA under this Agreement are not impaired thereby and except as SIMNA Limited, SIMNA and the Adviser may otherwise agree from time to time in writing before or after the date hereof. SIMNA Limited will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, the Portfolio or the Trust in any way or otherwise be deemed an agent of the Adviser, the Portfolio or the Trust. SIMNA Limited may execute account documentation, fund subscription documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Sleeve, provided SIMNA Limited receives express agreement and consent of the Adviser and/or the Board of Trustees to execute futures account agreements, ISDA Master Agreements and other documents related thereto, which consent shall not be unreasonably withheld. In such respect, and only for this limited purpose SIMNA Limited shall act as the Adviser’s and the Trust’s agent and attorney-in-fact.

8. Limitation of Trust Liability. SIMNA Limited acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in the Trust’s Charter Documents. SIMNA Limited agrees that any of the Trust’s obligations shall be limited to the assets of the Portfolio and that SIMNA Limited shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of or other series of the Trust.

9. Duration; Termination; Notices; Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of one year and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Portfolio is specifically approved at least annually (i) by vote of the holders of a majority of the outstanding voting securities of the Portfolio or (ii) by a vote of a majority of the Board of Trustees, and further provided that such continuance is also approved annually by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by SIMNA (i) upon 90 days’ written notice to SIMNA Limited and the Adviser, or upon such shorter notice as may be mutually agreed upon; or (ii) upon material breach by SIMNA Limited of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach. SIMNA Limited may terminate this Agreement at any time, without payment of any penalty, (1) upon 90 days’ written notice to SIMNA and the Adviser, or upon such shorter notice as may be mutually agreed upon; or (2) upon material breach by the Adviser or SIMNA of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach. The Adviser, the Board of Trustees, or a majority vote of the outstanding voting securities of the Portfolio may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to SIMNA and SIMNA Limited, or upon such shorter notice as may be mutually agreed upon; or (2) upon material breach by SIMNA or SIMNA Limited of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act), except as otherwise provided by any rule of, or action by, the SEC, or upon the termination of the Brighthouse Subadvisory Agreement. Any notice under this Agreement will be given in writing, by facsimile or by email, addressed and delivered, or mailed postpaid, to the other party as follows:

If to the Trust, at:

Brighthouse Funds Trust I

11225 North Community House Road

Charlotte, NC 28277

Attn: Kristi Slavin

kslavin@brighthousefinancial.com (e-mail)

If to the Adviser, at:

Brighthouse Investment Advisers, LLC

11225 North Community House Road

Charlotte, NC 28277

Attn: Kristi Slavin

kslavin@brighthousefinancial.com (e-mail)

If to SIMNA, at:

Schroder Investment Management North America Inc.

7 Bryant Park

19th Floor

New York, NY 10018-3706

Attention: Legal Department

Telephone: 212-641-3889

If to SIMNA Limited, at:

Schroder Investment Management North America Limited

1 London Wall Place

London, UK EC2Y 5AU

Attention: Legal Department

Telephone: 020-7658-6000

This Agreement may be amended by written instrument at any time by mutual consent of the parties hereto, subject to approval by the Board of Trustees and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Portfolio’s outstanding voting securities.

10. Custodian. The Sleeve assets shall be maintained in the custody of its custodian. Any assets added to the Sleeve shall be delivered directly to such custodian. SIMNA Limited shall provide timely instructions directly to the custodian, in the manner and form as required by the agreement between the Trust and the custodian in effect from time to time (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Sleeve’s assets. SIMNA Limited shall provide to the Adviser a list of the persons whom SIMNA Limited wishes to have authorized to give written and/or oral instructions to custodians of assets of the Sleeve.

11. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

12. Confidentiality. Any information and advice furnished by any party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. All information disclosed as required by law, rule or regulation shall nonetheless continue to be deemed confidential.

13. Cooperation with Regulatory Authorities. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

14. Proxy Policy. SIMNA Limited acknowledges that unless the Adviser or the Portfolio gives written instructions to SIMNA to the contrary, SIMNA, and SIMNA Limited by delegation from SIMNA, is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in that portion of the Portfolio allocated to SIMNA by the Adviser, and that to the extent such responsibility is delegated to SIMNA Limited from SIMNA, SIMNA Limited shall use its good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Portfolio’s shareholders.

15. Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state and the applicable provisions of the 1940 Act.

16. Treatment of Portfolio Under FCA Rules. The Portfolio will be treated as a Professional Client under rules of the Financial Conduct Authority in the United Kingdom.

17. Write Down and Conversion Powers. Each party to this Agreement acknowledges, accepts and agrees that, notwithstanding any other provision of this Agreement or any other agreement, arrangement or understanding between the parties:

(a) any liability of SIMNA Limited arising under or in connection with this Agreement may be subject to the exercise of Write-down and Conversion Powers by the Resolution Authority;

(b) each party to this Agreement will be bound by the effect of any application of any Write-down and Conversion Powers in relation to any such liability and in particular (but without limitation) by:

i.	any reduction in the outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

ii.	any cancellation of any such liability; and

iii.

any conversion of all or part of such liability into shares, other securities or other obligations of SIMNA Limited or any other person that may result from any exercise of any Write-down and Conversion Powers in relation to any such liability;

(c) the terms of this Agreement and the rights of each party to this Agreement hereunder are subject to and may be varied, to the extent necessary, to give effect to any exercise of any Write-down and Conversion Powers in relation to any such liability and each party to this Agreement will be bound by any such variation; and

(d) shares, other securities or other obligations of SIMNA Limited or any other person may be issued to or conferred on a party to this Agreement as a result of any exercise of any Write-down and Conversion Powers in relation to any such liability.

For purposes of this section:

“Relevant Legislation” means Part 1 of the UK Banking Act 2009, as amended or re-enacted from time to time, any regulations, rules, orders or instruments made thereunder and any other laws, regulations, rules, orders, instruments, or requirements from time to time in force or applicable in the UK relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (otherwise than through liquidation, administration, or other insolvency proceedings);

“Resolution Authority” means the Bank of England or any other body which has authority under the Relevant Legislation to exercise any Write-down and Conversion Powers; and

“Write-down and Conversion Powers” means the powers under the Relevant Legislation to cancel, transfer, or dilute shares issued by an entity that is a bank or investment firm or an affiliate of a bank or investment firm, to cancel, reduce, modify, or change the form of a liability of such an entity or any contract or instrument under which that liability arises, to convert all or part of such a liability into shares, securities, or obligations of the entity or any other person, to provide that any such contract is to have effect as if a right had been exercised under it, or to suspend any obligation in respect of such a liability.

18. Miscellaneous. The Trust is an intended third-party beneficiary of this Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument, binding on all the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Subadvisory Agreement to be executed as of the date first set forth herein.

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

/s/ William P. Sauer
Name: William P. Sauer Title: Authorized Signatory Date: 12/13/2024

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

/s/ David Marshall
Name: David Marshall Title: Authorized Signatory Date: 12/12/2024

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

/s/ William P. Sauer
Name: William P. Sauer Title: Authorized Signatory Date: 12/13/2024

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

/s/ Shanak Patnaik
Name: Shanak Patnaik Title: Authorized Signatory Date: 12/12/2024

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

/s/ Kristi Slavin
Name: Kristi Slavin
Title: President
Date: 12/18/2024 | 10:08:43 AM EST

APPENDIX A

Compensation of SIMNA Limited

December 9, 2024

For services rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not the Adviser, the Trust or the Portfolio) will pay SIMNA Limited a sub-sub-advisory fee at the end of each month, in an amount determined based upon the internal Schroders Group Transfer Pricing Policy then in effect. As of the date hereof, under the current Schroders Group Transfer Pricing Policy, SIMNA will pay to SIMNA Limited at the end of each of month an amount equal to sixty-three percent (63%) of all fees actually paid by the Adviser to SIMNA in the prior month under the Brighthouse Subadvisory Agreement.

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